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                          NOTICE TO PARTICIPANTS IN THE
                             401(k) SAVINGS PLANS OF
                           THE WASHINGTON POST COMPANY

                                                              November 10, 1999

To Participants in the 401(k) Savings Plans of The Washington Post Company:

                                    THE OFFER

        Enclosed for your consideration is an Offer to Purchase (the "Offer"), from The Washington Post Company, a Delaware corporation (the "Company"), by which the Company is offering to purchase up to 500,000 shares of its Common Stock ("Washington Post Shares"), for $575.00 per Share in cash. The Offer is subject to certain conditions which are fully explained in the enclosed Offer dated November 10, 1999.

                       YOU CAN INSTRUCT VANGUARD TO TENDER

        As a Participant in the 401(k) Savings Plans of The Washington Post Company (the "401(k) Plans"), you have the right to instruct Vanguard Fiduciary Trust Company ("Vanguard"), the trustee of the 401(k) Plans, to tender or not to tender some percentage or all of the Washington Post Shares allocable to your separate account under the 401(k) Plans. You can provide your instructions to Vanguard by completing and returning the enclosed "Tender Offer Instruction Form" by mail. Please note that generally Vanguard will not tender any Shares for which it does not receive timely instructions.

        By instructing Vanguard to "tender" your Washington Post Shares, you are instructing Vanguard to sell Shares allocable to your account for cash in response to the Offer. If you decide to tender your Washington Post Shares, all of your tendered Shares may not be bought by the Company. This would happen if more total Shares are tendered than the Company wants to buy. In which case, the number of Shares purchased from all who successfully tender will be reduced, pro rata.

        Please note that timely instructions provided to Vanguard will be followed with respect to Shares held in your account as of the Plan Deadline. For example, if additional Washington Post Shares are allocable to your 401(k) Plans account before the Plan Deadline, the instructions you give will also be followed with respect to those additional Shares. If you currently have no Washington Post Shares in your 401(k) Plans account, and you subsequently purchase Shares, any Shares allocable to your account as of the Plan Deadline (below) may be tendered based on the instructions you provide on the enclosed Tender Offer Instruction Form.

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                              ENCLOSED INFORMATION

        Enclosed for your consideration are the following materials about the
Offer:

1. The Washington Post Company "Offer to Purchase" dated November 10, 1999, which contains important details about the Offer which you should review;
2.  A "Tender Offer Instruction Form;" and
3.  A postage-paid reply envelope.

        PLEASE NOTE THAT THE BOARD OF DIRECTORS FOR THE COMPANY DID NOT ISSUE A RECOMMENDATION IN RELATION TO THE OFFER. Also note that the enclosed information relates only to Washington Post Shares allocable to your account under the 401(k) Plans. If you own other Washington Post Shares outside of your 401(k) Plans, you should receive separate mailings relating to those shares.

                          PROVIDING TENDER INSTRUCTIONS

        You are strongly encouraged to direct Vanguard as to whether you wish to tender or not to tender some portion or all of the Washington Post Shares allocable to your 401(k) Plans account. To instruct Vanguard, please promptly complete, sign and date the enclosed Tender Offer Instruction Form and mail it to Vanguard in the enclosed postage-paid reply envelope.

                        DEADLINE FOR TENDER INSTRUCTIONS

        You should return the enclosed Tender Offer Instruction Form to Vanguard by 12:00 noon EST on Tuesday, December 7, 1999, the Plan Deadline. In the event that the Company extends its expiration date for the Offer, which currently expires at 5:00 p.m. EST on Friday, December 10, 1999, the Plan Deadline will automatically be extended to 12:00 noon EST three business days prior to the Offer's new expiration date.

        Please note that you may cancel or change your tender instructions prior to the Plan Deadline by providing new instructions to Vanguard. Later instructions received by Vanguard will replace any instructions you have previously given, provided the new instructions contain your name, social security number, the date and a tender response for your Washington Post Shares in the 401(k) Plans.

                         REINVESTMENT OF TENDER PROCEEDS

        In return for your Washington Post Shares accepted for tender, the Company will provide cash proceeds to the 401(k) Plans. The tender proceeds from the Offer for your Shares will be invested in the Vanguard Federal Money Market Portfolio for your separate account. Any portion of your 401(k) Plans account that remains invested in Washington Post Shares after completion of the Offer will continue to be invested in Shares.

                      QUESTIONS AND ADDITIONAL INFORMATION

        If you have any questions about the Offer, please contact Corporate Investor Communications, Inc., the Information Agent for the Offer, toll free at (877) 842-2408. If you have questions on how to provide directions to Vanguard, please contact Vanguard Participant Services at (800) 523-1188.

                                            Very truly yours,
                                            Vanguard Fiduciary Trust Company